Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Strong Results from Continuing Operations for Its Fiscal 2015 Second Quarter

  Revenues grew 100.6 percent to $534.3 million, reflecting the Company’s acquisition of Harry & David. Excluding Harry & David, all three of the Company’s business segments grew revenues during the quarter (adjusted for the impact of the Thanksgiving-day fire at the Company’s Fannie May Fine Chocolates warehouse and distribution center).
  Adjusted EBITDA*, excluding stock-based compensation, grew 188.8 percent to $100.7 million.
  Adjusted EPS* grew 207.4 percent to $0.83 per diluted share. (*Adjusted EBITDA and Adjusted EPS exclude the one-time transaction costs and purchase-accounting adjustments associated with the September 30, 2014 acquisition of Harry & David and the impact of the Fannie May warehouse fire.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--February 2, 2015--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the world’s leading florist and gift shop, today reported total net revenues from continuing operations of $534.3 million for its fiscal 2015 second quarter ended December 28, 2014, compared with revenues from continuing operations of $266.3 million in the prior year period. Total adjusted net revenues for the quarter were $549.7 million including estimated lost revenues of $13.8 million due to the Thanksgiving-day fire at the Company’s Fannie May warehouse and a $1.6 million purchase accounting adjustment to deferred revenue related to the Harry & David acquisition,.

The Company said that the more than doubling of revenues during the period, compared with the prior year, reflected contributions from its acquisition of the iconic Harry & David brand, which closed on September 30, 2014. Excluding Harry & David, revenues grew across all three of the Company’s business segments, adjusted for the impact of aforementioned Fannie May warehouse fire.

Gross profit margin for the quarter increased 330 basis points to 45.0 percent, compared with 41.7 percent in the prior year period, primarily reflecting the contributions from Harry & David. Operating expenses as a percent of revenue was 31.0 percent, up 10 basis points compared with 30.9 percent in the prior year period reflecting the impacts of the lost revenues associated with the Fannie May warehouse fire and purchase accounting adjustments on Harry & David’s revenues. Adjusted for this impact, operating expenses as a percent of revenue would have improved by approximately 70 basis points to 30.2 percent, compared with the prior year period.

Adjusted EBITDA, excluding stock-based compensation expense as well as the impact of the aforementioned Fannie May warehouse fire and the transaction costs and purchase accounting adjustments related to the Harry & David acquisition, increased 188.8 percent to $100.7 million, compared with EBITDA, excluding stock based compensation, of $34.9 million in the prior year period. Adjusted net income attributable to the Company and Adjusted EPS from continuing operations increased 217.9 percent and 207.4 percent respectively, to $55.7 million, or $0.83 per diluted share, compared with $17.5 million, or $0.27 per diluted share, in the prior year period.

Reported EBITDA, excluding stock-based compensation expense, increased 143.8 percent to $85.0 million compared with $34.9 million in the prior year period. Reported net income attributable to the Company, increased 162.0 percent to $45.8 million or $0.68 per diluted share, compared with $17.5 million or $0.27 per diluted share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “During the fiscal second quarter, we more than doubled our revenues and tripled our bottom line results year-over-year, reflecting contributions from our Harry & David brand, which we acquired at the start of the period. Importantly, we also achieved top-line growth of nearly 5 percent across all three of our business segments – excluding the Harry & David contributions – when adjusted for the impact of the Thanksgiving-day fire at our Fannie May warehouse and distribution center in Maple Heights, Ohio. Thankfully no one was injured, however, the fire severely damaged our facility and destroyed the inventories and equipment stored there. As a result, we had extremely limited supplies of our Fannie May and Harry London chocolate during the key holiday season, reducing revenues for the quarter by nearly $14 million.”

McCann noted that the Company’s insurance policies cover the losses incurred due to the fire, including material losses and business interruption. “Despite the impacts from the fire, our Fannie May chocolate business performed well during the quarter and I am particularly proud of the tremendous response and positive spirit of our dedicated associates throughout the Company who worked around the clock on Thanksgiving day and throughout the remainder of the quarter to develop and implement contingency plans to accelerate production and identify alternate warehouse and distribution options so that we could mitigate the impact of the fire on our business and, most important, continue to help our customers deliver smiles during the holiday season," he said.

McCann also noted that the Company’s 1-800-Flowers.com consumer floral business showed continued top and bottom line growth during the quarter. “The 1-800-Flowers.com brand grew revenues nearly 3 percent during the quarter and maintained solid gross margins despite an extremely promotional competitive environment. As a result, the bottom-line contribution in our Consumer Floral segment increased nearly 10 percent for the period. These results build on the trends we saw in our fiscal first quarter and illustrate the strength of the 1-800-Flowers.com brand as the leader in the floral gifting space,” he said.

Regarding customer metrics for the quarter, the Company said it attracted 1.3 million new customers. Approximately 3.3 million customers placed orders during the quarter, of whom 60.4 percent were repeat customers. This reflects the contributions from the Harry & David brand as well as the Company’s effective marketing programs, including initiatives in social and mobile communication channels designed to engage with its customers and deepen its relationships as their trusted Florist and Gift Shop for all of their celebratory occasions.

SEGMENT RESULTS FROM CONTINUING OPERATIONS:

The Company provides fiscal 2015 second quarter selected financial results for its Consumer Floral, BloomNet and Gourmet Foods and Gift Baskets business segments in the tables attached to this release and as follows:

  Consumer Floral: Revenues in this segment grew 2.5 percent to $99.6 million compared with $97.1 million in the prior year period. Gross profit margin for the quarter was 38.7 percent, essentially flat with the prior year period. Segment contribution margin increased 9.8 percent to $9.5 million, compared with $8.7 million in the prior year period, primarily reflecting enhanced operation leverage associated with the revenue growth. (The Company defines Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues increased 1.0 percent to $20.1 million compared with $19.9 million in the prior year period. Gross margin for the quarter increased 100 basis points to 55.1 percent compared with 54.1 percent in the prior year period, primarily reflecting product mix. Segment contribution margin increased 2.2 percent to $6.7 million compared with $6.5 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues increased 177.1 percent to $414.7 million compared with $149.6 million in the prior year period. This reflects the contribution from the Harry & David brand which was acquired at the beginning of the quarter. The category also benefited from strong sales growth at its Cheryl’s and 1-800-Baskets.com brands, as well as continued growth in its DesignPac wholesale gift baskets business. As previously mentioned, the Thanksgiving-day fire at the Fannie May warehouse and distribution facility impacted revenues in this segment by approximately $13.6 million. (Adjusted for these lost sales and excluding the Harry & David contributions, revenues in this segment increased 6.9 percent to $160.0 million.) Gross margin for the quarter increased 430 basis points to 46.0 percent compared with 41.7 percent in the prior year period, reflecting the contributions from the Harry & David brand. Segment contribution margin increased 191.4 percent to $90.5 million compared with $31.0 million in the prior year period, also reflecting the contributions from the Harry & David brand. Adjusted for the aforementioned impact from the Fannie May fire and purchase accounting adjustments to the Harry & David results, segment contribution margin increased 230 percent to $102.4 million.

Company Guidance:

The Company reiterated its guidance for Fiscal 2015 which includes contributions from the addition of the Harry & David business which the Company acquired on September 30, 2014.

  In terms of revenues: The Company anticipates generating total net revenues from continuing operations in excess of $1.1 billion for fiscal 2015.
  Regarding bottom-line results: The Company anticipates generating Adjusted EBITDA of approximately $90 million for fiscal 2015 (excluding transaction costs and purchase accounting adjustments related to the Harry & David acquisition, the impact of stock-based compensation and adjusted for the aforementioned impact of the Fannie May warehouse fire).
  Adjusted EPS for the year is expected to be in a range of $0.45-to-$0.50 per diluted share (excluding the aforementioned transaction-related costs and purchase accounting adjustments and adjusting for the impact of the Fannie May warehouse fire).

The Company noted that its guidance for top and bottom-line results for fiscal 2015 does not include Harry & David's results for the fiscal first quarter of the year which is typically their lowest in terms of revenues and includes a substantial bottom-line loss.

McCann also noted that, “with Harry & David’s key holiday season now completed, we have recently launched a comprehensive integration program designed to identify and pursue synergistic opportunities for both revenue growth and operating efficiencies. We now have a variety of initiatives underway across our operating platform which we believe can generate operating cost efficiencies in excess of $15 million over the next 36 months, adding to the already highly accretive nature of this acquisition. Achieving these savings will likely require some investment during the second half of fiscal 2015 which would offset any savings during the current fiscal year. We expect the full benefits of these operating synergies to be realized over a three year period beginning in fiscal 2016.”

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses The Company presents EBITDA, Adjusted EBITDA from continuing operations and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA,Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 38 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee® backs every gift. 1-800-FLOWERS.COM was named a winner of the 2015 “Best Companies to Work for in New York State” award by The New York Society for Human Resource Management (NYS-SHRM). 1-800-FLOWERS.COM was awarded the 2014 Silver Stevie Award, recognizing the organization's outstanding Customer Service and commitment to our 100% Smile Guarantee®. 1-800-FLOWERS.COM received a Gold Award for Best User Experience on a Mobile Optimized Site for the 2013 Horizon Interactive Awards. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as premium, gift-quality fruits and other gourmet items from Harry & David® (1-877-322-1200 or www.harryanddavid.com), popcorn and specialty treats from: The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); incredible, carved fresh fruit arrangements from FruitBouquets.com (www.fruitbouquets.com); top quality steaks and chops from Stock Yards® (www.stockyards.com); as well as premium branded customizable invitations and personal stationery from FineStationery.com®(www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a source for creative party ideas, must-read articles, online invitations and e-cards, all created to help people celebrate holidays and the everyday. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as "estimate," "expects," "project," "believe," "anticipate," "intend," "plan," "foresee," "likely," "will," or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others: the Company's ability to achieve its reiterated guidance for revenue, Adjusted EBITDA and Adjusted EPS for fiscal year 2015; its ability to achieve operating efficiencies in excess of $15 million of the next 36 months from the integration of the Harry & David business; its ability to manage the significantly increased seasonality of its business; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, and a list of definitions of non-GAAP terms, including EBITDA and Free Cash Flow, among others, please refer to the Company's SEC filings including the Company's Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the results for its fiscal 2015 second quarter today, Monday, February 2, 2015 at 11:00 am ET. The call will be web cast live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM, Inc. website at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company's website within two hours of the live call's completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 pm ET on the day of the call at 1-855-859-2056 or 1-404-537-3406 (international); enter conference ID: 61637318.

Note: The following attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	December 28, 2014	June 29, 2014

Assets
Current assets:
Cash and cash equivalents	$101,220	$5,203
Receivables, net	59,442	13,339
Insurance receivable	14,945	-
Inventories	70,808	58,520
Deferred tax assets	6,257	5,156
Prepaid and other	16,224	9,600
Total current assets	268,896	91,818

Property, plant and equipment, net	153,370	60,147
Goodwill	99,690	60,166
Other intangibles, net	59,058	44,616
Deferred tax assets	-	2,002
Other assets	13,078	8,820
Total assets	$594,092	$267,569

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$54,777	$24,447
Accrued expenses	144,528	49,517
Current maturities of long-term debt	14,944	343
Total current liabilities	214,249	74,307

Long-term debt	124,688	-
Deferred tax liabilities	21,204	649
Other liabilities	7,664	6,495
Total liabilities	367,805	81,451
Total 1-800-FLOWERS.COM, Inc. stockholders' equity	223,927	183,199
Noncontrolling interest in subsidiary	2,360	2,919
Total equity	226,287	186,118
Total liabilities and equity	$ 594,092	$267,569

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Net revenues:
E-commerce (combined online and telephonic)	$409,082	$180,095	$493,120	$260,975
Other	125,193	86,242	167,858	128,410
Total net revenues	534,275	266,337	660,978	389,385
Cost of revenues	293,850	155,360	367,240	227,111
Gross profit	240,425	110,977	293,738	162,274
Operating expenses:
Marketing and sales	122,026	57,656	157,598	92,135
Technology and development	9,329	5,319	14,929	10,717
General and administrative	25,558	14,267	39,226	28,079
Depreciation and amortization	8,679	5,036	13,780	9,725
Total operating expenses	165,592	82,278	225,533	140,656
Operating income	74,833	28,699	68,205	21,618
Interest expense and other, net	2,638	418	3,391	710
Income from continuing operations before income taxes	72,195	28,281	64,814	20,908
Income tax expense from continuing operations	26,655	10,798	23,852	7,982
Income from continuing operations	45,540	17,483	40,962	12,926
Loss from discontinued operations, net of tax	-	(374)	-	(456)
Adjustment to loss on sale of discontinued operations, net of tax	-	877	-	877
Income from discontinued operations	-	503	-	421
Net income	$45,540	$17,986	$40,962	$13,347
Less: Net loss attributable to noncontrolling interest	(231)	(41)	(559)	(41)
Net income attributable to 1-800-FLOWERS.COM, Inc.	$45,771	$18,027	$41,521	$13,388

Basic net income per common share attributable to 1-800-FLOWERS.COM, Inc.
From continuing operations	$0.71	$0.27	$0.65	$0.20
From discontinued operations	-	0.01	-	0.01
Basic net income per common share	$0.71	$0.28	$0.65	$0.21

Diluted net income per common share attributable to 1-800-FLOWERS.COM, Inc.			64,218	64,218
From continuing operations	$0.68	$0.27	$0.62	$0.20
From discontinued operations	-	0.01	-	0.01
Diluted net income per common share	$0.68	$0.27	$0.62	$0.20

Weighted average shares used in the calculation of net income per common share
Basic	64,443	64,016	64,195	63,907
Diluted	67,061	66,095	66,641	66,383

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)

	Six Months Ended
	December 28, 2014	December 29, 2013

Operating activities
Net income	$40,962	$13,347
Reconciliation of net income to net cash provided by operating activities, net of acquisitions:
Operating activities of discontinued operations	-	(557)
Depreciation and amortization	13,780	9,725
Amortization of deferred financing costs	639	153
Deferred income taxes	(3,429)	(870)
Non-cash impact of write-offs related to warehouse fire	29,522	-
Insurance proceeds for warehouse fire related to property damage	15,000	-
Bad debt expense	739	643
Stock based compensation	2,782	2,211
Other non-cash items	1,474	385
Changes in operating items, excluding the effects of acquisitions:
Receivables	(49,166)	(26,059)
Insurance receivable	(14,945)	-
Inventories	48,990	(2,057)
Prepaid and other	6,218	2,904
Accounts payable and accrued expenses	86,480	17,213
Other assets	(879)	(155)
Other liabilities	35	947

Net cash provided by operating activities	178,202	17,830

Investing activities
Acquisitions, net of cash acquired	(133,117)	(1,385)
Capital expenditures, net of non-cash expenditures	(14,927)	(9,832)
Other	641	9

Net cash used in investing activities	(147,403)	(11,208)

Financing activities
Acquisition of treasury stock	(5,011)	(6,530)
Proceeds from exercise of employee stock options	1,788	17
Proceeds from bank borrowings	239,786	88,000
Repayment of bank borrowings	(165,895)	(85,007)
Debt issuance costs	(5,602)	-
Other	152	4

Net cash provided by (used in) financing activities	65,218	(3,516)

Net change in cash and equivalents	96,017	3,106
Cash and equivalents:
Beginning of period	5,203	154

End of period	$101,220	$3,260

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information - Segment Information (in thousands)

	Three Months Ended
	December 28, 2014	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Harry & David Transaction and Related Costs	Adjusted Net Revenue	December 29, 2013	% Change
Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$99,600	$-	$-	$-	$-	$99,600	$97,133	2.5%
BloomNet Wire Service	20,110	250	-	-	-	20,360	19,912	2.2%
Gourmet Food & Gift Baskets	414,669	13,596	1,621	-	-	429,886	149,624	187.3%
Corporate	312	-	-	-	-	312	203	53.7%
Intercompany eliminations	(416)	-	-	-	-	(416)	(535)	22.2%
Total net revenues from continuing operations	$534,275	$13,846	$1,621	$-	$-	$549,742	$266,337	106.4%

	Three Months Ended
	December 28, 2014	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Harry & David Transaction and Related Costs	Adjusted Gross Profit	December 29, 2013	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$38,577	$-	$-	$-	$-	$38,577	$37,643	2.5%
	38.7%	-	-	-	-	38.7%	38.8%
BloomNet Wire Service	11,075	50	-	-	-	11,125	10,764	3.4%
	55.1%	-	-	-	-	54.6%	54.1%
Gourmet Food & Gift Baskets	190,577	5,856	1,621	4,760	-	202,814	62,403	225.0%
	46.0%	-	-	-	-	47.2%	41.7%
Corporate (*)	196	-	-	-	-	196	167	17.4%
	62.8%	-	-	-	-	62.8%	82.3%
Total gross profit from continuing operations	$240,425	$5,906	$1,621	$4,760	$-	$252,712	$110,977	127.7%
	45.0%	42.7%	100.0%	-	-	46.0%	41.7%

	Three Months Ended
EBITDA from continuing operations, excluding stock- based compensation	December 28, 2014	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Harry & David Transaction and Related Costs	Adjusted EBITDA	December 29, 2013	% Change
Category Contribution Margin from continuing operations:
1-800-Flowers.com Consumer Floral	$9,527	$-	$-	$-	$-	$9,527	$8,680	9.8%
BloomNet Wire Service	6,668	50	-	-	-	6,718	6,525	3.0%
Gourmet Food & Gift Baskets	90,455	5,531	1,621	4,760	-	102,367	31,044	229.7%
Category Contribution Margin Subtotal	106,650	5,581	1,621	4,760	-	118,612	46,249	156.5%
Corporate (*)	(23,138)	-	-	-	3,755	(19,383)	(12,514)	-54.9%
EBITDA from continuing operations	$83,512	$5,581	$1,621	$4,760	$3,755	$99,229	$33,735	194.1%

Add: Stock-based compensation	1,515	-	-	-	-	1,515	1,145	32.3%
EBITDA from continuing operations, excluding stock-based compensation	$85,027	$5,581	$1,621	$4,760	$3,755	$100,744	$34,880	188.8%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information - Segment Information (continued) (in thousands)

	Six Months Ended
	December 28, 2014	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Harry & David Transaction and Related Costs	Adjusted Net Revenue	December 29, 2013	% Change
Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$173,998	$-	$-	$-	$-	$173,998	$168,682	3.2%
BloomNet Wire Service	40,121	250	-	-	-	40,371	40,258	0.3%
Gourmet Food & Gift Baskets	447,028	13,596	1,621	-	-	462,245	180,863	155.6%
Corporate	512	-	-	-	-	512	398	28.6%
Intercompany eliminations	(681)	-	-	-	-	(681)	(816)	16.5%
Total net revenues from continuing operations	$660,978	$13,846	$1,621	$-	$-	$676,445	$389,385	73.7%

	Six Months Ended
	December 28, 2014	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Harry & David Transaction and Related Costs	Adjusted Gross Profit	December 29, 2013	% Change
Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$67,311	$-	$-	$-	$-	$67,311	$65,601	2.6%
	38.7%	-	-	-	-	38.7%	38.9%
BloomNet Wire Service	22,151	50	-	-	-	22,201	21,547	3.0%
	55.2%	-	-	-	-	55.0%	53.5%
Gourmet Food & Gift Baskets	203,799	5,856	1,621	4,760	-	216,037	74,642	189.4%
	45.6%	-	-	-	-	46.7%	41.3%
Corporate (*)	477	-	-	-	-	477	484	-1.4%
	93.2%	-	-	-	-	93.2%	121.6%
Total gross profit from continuing operations	$293,738	$5,906	$1,621	$4,760	$-	$306,026	$162,274	88.6%
	44.4%	42.7%	100%	-	-	45.2%	41.7%

	Six Months Ended
EBITDA from continuing operations, excluding stock- based compensation	December 28, 2014	Impact of Warehouse Fire	Impact of Purchase Accounting Adjustment to Deferred Revenue	Impact of Purchase Accounting Adjustment for Inventory Fair Value Step-Up	Impact of Harry & David Transaction and Related Costs	Adjusted EBITDA	December 29, 2013	% Change
Category Contribution Margin from continuing operations:
1-800-Flowers.com Consumer Floral	$16,777	$-	$-	$-	$-	$16,777	$15,109	11.0%
BloomNet Wire Service	13,165	50	-	-	-	13,215	12,964	1.9%
Gourmet Food & Gift Baskets	88,020	5,531	1,621	4,760	-	99,932	28,997	244.6%
Category Contribution Margin Subtotal	117,962	5,581	1,621	4,760	-	129,924	57,070	127.7%
Corporate (*)	(35,977)	-	-	-	4,468	(31,509)	(25,727)	-22.5%
								-
EBITDA from continuing operations	$81,985	$5,581	$1,621	$4,760	$4,468	$98,415	$31,343	214.0%

Add: Stock-based compensation	2,782	-	-	-	-	2,782	2,211	25.8%
EBITDA from continuing operations, excluding stock-based compensation	$84,767	$5,581	$1,621	$4,760	$4,468	$101,197	$33,554	201.6%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information - Appendix A – Reconciliations of Historical Information (in thousands)

	Three Months Ended		Six Months Ended
Reconciliation of net income from continuing operations to adjusted net income from continuing operations attributable to 1-800-FLOWERS.COM, Inc.:	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Income from continuing operations	$45,540	$17,483	$40,962	$12,926
Less: Net loss attributable to noncontrolling interest	(231)	(41)	(559)	(41)
Income from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	45,771	17,524	41,521	12,967
Add: Impact of warehouse fire, net of tax	3,527	-	3,527	-
Add: Purchase accounting adjustment to deferred revenue, net of tax	1,024	-	1,024	-
Add: Purchase accounting adjustment for inventory fair value step-up, net of tax	3,008	-	3,008	-
Add: Harry & David transaction and related costs, net of tax	2,373	-	2,824	-
Adjusted income from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	$55,703	$17,524	$51,904	$12,967

Income per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc.
Basic	$0.71	$0.27	$0.65	$0.20
Diluted	$0.68	$0.27	$0.62	$0.20

Adjusted net income per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc.
Basic	$0.86	$0.27	$0.81	$0.20
Diluted	$0.83	$0.27	$0.78	$0.20

Weighted average shares used in the calculation of net income and adjusted net income per common share from continuing operations attributable to 1-800-FLOWERS.COM, Inc.
Basic	64,443	64,016	64,195	63,907
Diluted	67,061	66,095	66,641	66,383

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information -- Appendix A – Reconciliations of Historical Information (continued) (in thousands)

	Three Months Ended		Years Ended
Reconciliation of income from continuing operations attributable to 1-800-Flowers.com, Inc. to Adjusted EBITDA from Continuing Operations, excluding stock-based compensation(**):	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Income from continuing operations attributable to 1-800-FLOWERS.COM, Inc.	$45,771	$17,524	$41,521	$12,967
Add:
Interest expense and other, net	2,638	418	3,391	710
Depreciation and amortization	8,679	5,036	13,780	9,725
Income tax expense	26,655	10,798	23,852	7,982
Less:
Net loss attributable to non-controlling interest	231	41	559	41
EBITDA from continuing operations	83,512	33,735	81,985	31,343

Add: Stock-based compensation	1,515	1,145	2,782	2,211
EBITDA from continuing operations, excluding stock-based compensation	85,027	34,880	84,767	33,554

Add: Impact of warehouse fire	5,581	-	5,581	-
Add: Purchase accounting adjustment to deferred revenue	1,621	-	1,621	-
Add: Purchase accounting adjustment for inventory fair value step-up	4,760	-	4,760	-
Add: Harry & David transaction and related costs	3,755	-	4,468	-
Adjusted EBITDA from continuing operations, excluding stock-based compensation	$100,744	$34,880	$101,197	$33,554

(*)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(**)	Performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges or gains. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investor Contact:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media Contact:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com